                             (Form)

                      EMPLOYMENT AGREEMENT



          THIS EMPLOYMENT AGREEMENT
("Agreement") is made as of May 1,
2000 (the "Effective Date"), by and between
[______________________] (the "Executive")
and American General Corporation, a Texas corporation (the "Company").

     WHEREAS, during the course of
Executive's employment with the Company, the Executive has performed outstanding services for the Company; and

     WHEREAS, it is deemed by the Company to
be in the best interests of the Company to assure continuation of Executive's employment; and

     WHEREAS, the Company and the Executive
have determined to enter into this Agreement pursuant to which the Company will continue to employ the Executive on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the
premises and the mutual covenants herein contained, the parties hereto agree as follows:

          1.   Defined Terms. The definitions of
capitalized terms used in this Agreement (if not provided where a capitalized term initially appears) are provided in the last
Section hereof.

          2.   Employment. The Company hereby
agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

          3.   Term.

  	(a)  Duration of Term. Unless earlier
terminated as provided in Section 3(b)hereof, the Executive's employment with the Company under this Agreement shall commence at the Effective Date and shall end on the final day of the Term. For purposes of this Agreement, the "Term" shall mean the full three-year term of the Agreement from the Effective Date until the day before the third anniversary thereof, plus any extensions made as provided in this Section 3. On the first day of each month occurring after the Effective Date, the Term shall automatically be extended for an additional month unless, prior to any such first day of a month, the Company or the Executive shall have given notice not to extend the Term.
Nothing in this Section shall limit the
right of the Company or the Executive to terminate the Executive's employment hereunder on the terms and conditions set forth in Section 7 hereof. The Company and the Executive agree that any such notice by the Company shall not constitute Good Reason for the Executive to terminate the Executive's employment.

	(b)  Termination of Employment during
the Term. Nothing in this Section 3 shall limit the right of the Company or the Executive to terminate the Executive's employment under this Agreement during the Term hereof on the terms and conditions set forth in Section 7 hereof. Further, notwithstanding any other provision of this Agreement, the Company shall have the right to terminate the Executive's employment under this Agreement at any time prior to the expiration of the Term for any other reason whatsoever, including termination without Cause, in the sole discretion of the Company's Board of Directors (the "Board"); provided, however, that, any termination of the employment relationship by the Company prior to the expiration of the Term other than a termination by the Company on the terms and conditions set forth in Section 7 hereof shall be deemed to be a termination without Cause within the meanings of Section 8(c) hereof.

	(c)  After the Term: "At-Will"
Relationship and Termination of Employment.
If the Executive remains employed by the Company beyond the expiration of the Term, such employment shall automatically convert to an "at-will" relationship (upon the expiration of the Term hereof) terminable at any time by either the Company or the Executive for any reason whatsoever, with or without Cause. Upon a termination of employment after the Term hereof, the Company shall pay the Executive's full salary to the Executive through the date of such termination at the rate in effect immediately prior to such termination, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during the Executive's employment by the Company. In addition to any payments or benefits due hereunder upon such a termination, the Executive shall receive such post-termination compensation and benefits as shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to such termination.

          4.   Position and Duties. On and
after the Effective Date, the Executive shall serve as Vice Chairman and Group Executive of the Company and shall have such additional duties and responsibilities as may be assigned to the Executive by the Chief Executive Officer of the Company. The Executive shall report to the Chief Executive Officer of the Company. The
Executive agrees to devote substantially all the Executive's full working time, attention and energies during normal business hours to the performance of the Executive's duties for the Company, provided that the Executive may serve as a director on the boards of such companies and organizations as the Chief
Executive Officer of the Company may
specifically approve in writing.

          5.   Place of Performance. The
principal place of employment and office of the Executive shall be in Houston, Texas, or such other location as may be designated by the Chief Executive Officer of the Company.

          6.   Compensation and Related Matters.

	(a)  Base Salary. As compensation for
the performance by the Executive of the
Executive's duties hereunder, during the
Employment Period the Company shall pay the Executive an annual base salary no less than the annual base salary in effect on the Effective Date (such amount, as it may be increased from time to time, is hereinafter referred to as "Base Salary"). Base Salary shall be payable in accordance with the Company's normal payroll practices, shall be reviewed at least annually by the Committee and may be increased (but not decreased) upon review.

	(b)  Annual Bonus. During the Employment
Period, the Executive shall participate, on comparable terms, in the Company's performance-based annual incentive plan in which similarly situated executives of the Company participate.

	(c)  Other Compensation and Benefit
Plans and Arrangements; Fringe Benefits.
During the Employment Period, the Executive shall be entitled to participate, at a level appropriate to the Executive's position with the Company, in such other employee benefit and compensation plans and arrangements
(including, without limita-
tion, long-term incentive arrangements,
medical and dental care, life insurance, disability protection and pension and retirement plans, whether tax-qualified or supplemental) and fringe benefits as are generally available to similarly situated executives of the Company from time to time, and any successors thereto.

	(d)  Expenses. The Company shall reimburse
the Executive for all reasonable business expenses incurred during the Employment
Period, subject to the applicable and
reasonable policies and procedures of the Company in force from time to time.

	(e)  Automobile Allowance. At all times
during the Employment Period, the Company shall provide the Executive with an automobile (and pay related expenses) pursuant to the Company's policy as in effect on the Effective Date, as such policy may be amended from time to time (the
"Automobile Policy").

	(f) Vacation. During the Employment Period, the Company shall provide the Executive with the number of paid vacation days annually to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect on the date hereof.

	7.   Termination. The Executive's
employment hereunder may be terminated, and the Employment Period hereunder shall be ended,as follows:

	(a)  Death. The Executive's employment
shall terminate upon the Executive's death.
Upon such a termination, the Executive's estate, designated beneficiary or surviving spouse, as the case may be, shall become entitled to the payments provided in Section 8(b) hereof in accordance with the terms of such Section.

	(b) Disability. The Company may terminate the Executive's employment hereunder for
Disability. During the Disability Period (as defined in Section 8(a) hereof) and upon such a termination, the Executive shall be entitled to the payments and benefits provid ed in Section 8(a) hereof in accordance with the terms of such Section.

	(c)  Cause. The Company may terminate
the Executive's employment hereunder for Cause.
The decision as to whether Cause exists
shall be made in good faith by the
Committee. Upon such a termination, the
Executive shall become entitled to the payments provided in Section 8(b) hereof in accordance with the terms of such Section.

	(d)  Termination by the Executive.

	(i)  The Executive may terminate the
Executive's employment hereunder for Good
Reason. Upon a Good Reason termination, the
Executive shall become entitled to the
payments and benefits provided in Section
8(c) hereof in accordance with the terms of such Section.

	(ii)	The Executive may terminate the
Executive's employment hereunder without
Good Reason, upon giving notice of one month to the Company. In the event of such a termination, the Executive shall comply with any reasonable request of the Company to assist in providing for an orderly transition of authority, but such assistance shall not delay the Executive's termination of employment longer than six months beyond the giving of the Executive's Notice of Termination. Upon such a termination, the Executive shall become entitled to the payments and benefits provided in Section 8(b) hereof in accordance with the terms of such Section.

	(e) Notice of Termination. Any purported termination of the Executive's employment
(other than termination pursuant to Section
7(a) hereof) shall be communicated by
written Notice of Termination to the other party hereto in accordance with Section 16 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.
Further, a Notice of Termination for Cause is required to include a copy of the resolution regarding such termination duly adopted by the Board or by the Executive
Termination Review Committee.

	(f) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean the following: (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death;
(ii) if the Executive's employment is
terminated
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for Disability pursuant to Section 7(b) hereof,
thirty (30) days after the Notice of
Termination is given (provided that the
Executive shall not have returned
to the full-time performance of the
Executive's duties during such thirty-(30)- day period); (iii) if the Executive's employment is terminated for Cause pursuant to Section 7(c) hereof, the date specified in the Notice of Termination; (iv) if the Executive's employment is terminated pursuant to Section 7(d)(ii) hereof, the date determined in accordance with said Section, and (v) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination
(which, in the case of a termination by the Company, shall not be less than thirty (30) days and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

          8. Compensation During Disability or Upon
Termination.

	(a) Disability Period and Termination for
Disability. During any period during the Employment Period that the Executive fails to perform the Executive's full-time duties hereunder as a result of incapacity due to physical or mental illness ("Disability
Period"), the Company shall pay the
Executive's full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Executive's employment is terminated by the Company for Disability; provided, however, that such salary payments shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such salary payment under disability benefit plans of the Company or under the Social
Security disability insurance program, which amounts were not previously applied to reduce any such salary payment. Upon termination of the Executive's employment for Disability, the Company shall have no additional obligations to the Executive under this Agreement except to the extent provided in Sections 6(c), 6(d), 7(b) and 14 hereof and the last sentence of this Section
8(a) (and, to the extent applicable,
Sections 9 and 10 hereof) and to pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect from time to time. As soon as practicable after such termination, the
Company shall pay the Executive a pro rata portion to the Date of Termination of the Annual Bonus for the year in which the Date of Termination occurs, calculated by using a fraction (the numerator of which shall be the number of days of employment in such year up to and including the Date of Termination and the denominator of which shall be three-hundred-sixty-five (365)) to multiply the award that the Executive would have earned for the entire year (if the Executive's employment had continued), based on the Company's actual performance for such year, and assuming the achievement, at the target level, of any individual performance objectives established with respect to such award; provided, however, that any amount otherwise payable pursuant to this sentence shall be reduced by any payment already received by the Executive pursuant to the applicable Annual Bonus plan with respect to the year in which the Date of Termination occurs

	(b) Termination (x) by the Company with
Cause, (y) by the Executive without Good
Reason, or (z) by Reason of Death. If the
Executive's employment hereunder is terminated
(x) by the Company with Cause, (y) by the Executive without Good Reason, or (z) by reason of death, then:

	(i) as soon as practicable, the
Company shall pay the Executive's Base
Salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination; and

	(ii) the Company shall have no additional obligations to the Executive under this Agreement except to the extent provided in Sections 6(c), 6(d) and 14 hereof (and, to the extent applicable, Sections 9 and 10 hereof) and to pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans,programs and arrangements as in effect from time to time; and

	(iii) only if such termination is by
reason of the Executive's death, the Company shall pay the Executive a pro rata portion to the Date of Termination of the Annual
Bonus for the year in which the Date of
Termination occurs, calculated by using a fraction (the numerator of which shall be the number of days of employment in such year up to and including the Date of Termination and the denominator of which shall be three-hundred-sixty-five (365)) to multiply the award that the Executive would have earned for the entire year (if the Executive's employment had continued), based on the Company's actual performance for such year, and assuming the achievement, at the target level, of any individual performance objectives established with respect to such award; provided, however, that any amount otherwise payable pursuant to this clause
(iii) shall be reduced by any payment
already received by the Executive pursuant to the applicable Annual Bonus plan with respect to the year in which the Date of Termination occurs.

	(c) Termination (x) by Company without
Cause or (y) by the Executive with Good
Reason. For purposes of this Agreement,
termination of the Executive's employment
"by the Company without Cause" shall not include termination by the Company for Disability or termination by reason of the Executive's death. If the Executive's employment hereunder is terminated (x) by the Company without Cause or (y) by the Executive with Good Reason:

	(i) the Company shall pay the
Executive's Base Salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company's compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason;

	(ii) notwithstanding any provision of
any Annual Bonus plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (A) any Annual Bonus which has been allocated or awarded (but not yet paid or deferred) to the Executive for a completed fiscal year preceding the Date of Termination under any Annual Bonus plan, and
(B) a pro rata portion to the Date of Termination of the Annual Bonus for the year in which the Date of Termination occurs, calculated by using a fraction (the numerator of which shall be the number of days of employment in such year up to and including the Date of Termination and the denominator of which shall be three-hundred-sixty-five (365)) to multiply the award that the Executive would have earned for the entire year (if the Executive's employment had continued), based on the Company's actual performance for such year, and assuming the achievement, at the target level, of any individual performance objectives established with respect to such award; provided, however, that any amount otherwise payable pursuant to this clause
(B) of this Section 8(c)(ii) shall be
reduced by any payment already received by the Executive pursuant to the applicable
Annual Bonus plan with respect to the year in which the Date of Termination occurs;

	(iii) in lieu of any further salary or
bonus payments as severance to the Executive for periods subsequent to the Date of Termination and (except as provided in Section 8(d) hereof) in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a severance payment, in cash, equal to three times the sum of (x) the Executive's Base Salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and
(y) the Average Annual Bonus. As determined in the Company's sole discretion, such severance payment may either be paid in substantially equal monthly or more frequent installments over the three-year period immediately following the Date of
Termination or in a lump sum discounted to present value using 120% of the rate provided in section 1274(b)(2)(B) of the Code;

	(iv) For the thirty-six (36) month
period immediately following the Date of Termination, the Company shall arrange to provide the Executive with medical, dental, life and accident insurance benefits substantially similar to those provided to the Executive (other than any "split-dollar" life insurance) immediately prior to the Date of Termination, at no greater cost to the Executive than the cost to the Executive immediately prior to such date or occurrence. Benefits otherwise receivable by the Executive pursuant to the immediately preceding sentence shall be reduced to the extent benefits of the same type are received by or made available to the Executive by a successor employer during the thirty-six (36) month period following the Executive's termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive).

	(v)	The Company shall provide the
Executive with outplacement services
suitable to the Executive's position for a period of six months or, if earlier, until the first acceptance by the Executive of an offer of employment.

	(vi) The Company shall have no additional obligations to the Executive under this Agreement except to the extent provided in Sections 6(c), 6(d) and 14 hereof (and, to the extent applicable, Sections 9 and 10 hereof) and to pay to the Executive the Executive's normal post-termination compensation and benefits as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect from time to time at the level of benefits and coverage applicable to the Executive immediately prior to such termination.

	(d)	Effect of Entitlements (if any)
under Severance Agreement. Notwithstanding any provision of this Agreement, it is the intention of the parties hereto that there shall be no duplication of benefits if the circumstances of the Executive's termination of employment would otherwise entitle the Executive to payments and benefits under both this Agreement and the Executive's
Severance Agreement. Accordingly, in the event of such a termination, if a particular type of benefit is payable under both agreements, the Company shall in good faith compare the two benefits and the Executive shall be paid the greater of the two benefits. Such payment shall be accepted by the Executive in lieu of the lesser benefit provided by the second agreement. It is understood that this procedure may result in one type of benefit (for example, continuing medical insurance) being provided under one of the agreements while another type of benefit (for example, severance pay) is provided under the second agreement.

          9. Time of Certain Payments. Any
lump sum cash payments provided to the
Executive or for the Executive's benefit in
Section 8(c)(i), 8(c)(ii)(A) and 8(c)(iii) hereof shall be made not later than the fifth
(5th) business day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate of the payments under
Section 8(c), as determined in good faith by the Company, the estimate in each case to be of the minimum amount of such payments to which the Executive is clearly entitled, and shall pay the remainder of such payments
(together with interest on the unpaid
remainder (or on all such payments to the extent the Company fails to make such payments when due) at 120% of the rate provided in section 1274(b)(2)(B) of the
Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at 120% of the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

          10. Legal and Arbitration Fees and
Expenses. The Company also shall pay to the Executive all reasonable legal fees, arbitration fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. Notwithstanding the foregoing provisions of this Section 10, no such fees and expenses shall be paid unless the Executive prevails on at least one of the issues the

Executive raises.

          11. No Mitigation; Limited Offset.
The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 8 hereof. Further, the amount of any payment or benefit provided for in this Agreement (other than Section
8(c)(iv) hereof) shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company (unless such amount is evidenced by a promissory note signed by the Executive), or otherwise.

          12. Ownership and Protection of
Information; Copyrights.

	(a)  All information, ideas, concepts,
improvements, discoveries, and inventions, whether patentable or not, and all expressions of ideas, which are created, conceived, made, developed or acquired by the Executive, individually or in conjunction with others, during the
Executive's employment by Company, whether tangible or intangible, which relate to Company's business, products or services
(including, without limitation, all such information relating to corporate opportunities, mutual funds, insurance or annuity products, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company. Executive acknowledges that the Executive has heretofore disclosed all such information, ideas, concepts, improvements, discoveries, and inventions, as well as all expressions of ideas, to Company.

	(b) All such information, ideas, concepts, improvements, discoveries, and inventions identified in Section 12(a) hereof are and shall be the sole and exclusive property of Company. Moreover, if, during the
Executive's employment by Company, the
Executive creates any work of authorship fixed in any tangible medium of expression which is the subject matter of copyright(such as videotapes, written presentations, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's business, products, or services, whether such work is created solely by the Executive or jointly with others (whether during business hours or otherwise and whether on Company's premises or otherwise)
Company shall be deemed the author of such work if the work is prepared by the Executive in the scope of the Executive's employment; or, if the work is not prepared by the Executive within the scope of the Executive's employment but is specially ordered by Company as a contribution to a collective work, as part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work.
If such work relating to Company's business, products, or services is neither prepared by the Executive within the scope of the Executive's employment nor a work specially ordered that is deemed to be a work made for hire, then the Executive hereby agrees to assign, and by these presents does assign, to Company all of the Executive's worldwide right, title, and interest in and to such work and all rights of copyright therein.
Additionally, all documents, drawings,
memoranda, notes, records, files,
correspondence, manuals, models,
specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and/or copyrightable expressions are and shall be the sole and exclusive property of Company. Executive acknowledges that Company is the owner of all such information, ideas, concepts, improvements, discoveries, inventions and/or copyrightable expressions that the Executive heretofore created, conceived, made, developed or acquired while employed by Company.

	(c)	Executive will not, at any time
during or after the Executive's employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company, or make any use thereof, for the Executive's benefit or for the benefit of others, except in the carrying out of the Executive's employment responsibilities hereunder. As a result of the Executive's employment by Company, the Executive shall also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets. Upon termination of the employment relationship for any reason, the Executive shall promptly deliver to Company all documents and things containing Company trade secrets or confidential information. Executive may disclose those aspects of Company's confidential information as to which the Executive has received the written advice of counsel that such disclosure thereof is necessary under applicable federal, state, local, or foreign law or other regulations applicable to the Executive (including, without limitation, any confidential information that the Executive is legally compelled to disclose as a result of depositions, interrogatories, request for documents, subpoenas, civil investigative demands, or similar processes), provided, however, that the Executive has first provided Company with prompt prior written notice of such requirement so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that Company does not waive compliance with the provisions hereof, the Executive agrees to furnish only that portion of Company's confidential information which the Executive is advised in writing by the Executive's counsel is legally required to be disclosed and to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such confidential information.

	(d)	Both during the period of the
Executive's employment by Company and
thereafter, the Executive shall assist
Company or its nominees, at any time, in the protection of Company's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or its nominees and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries. To the extent any assistance is required from the Executive following the termination of the Executive's employment with Company, Company shall make reasonable efforts to coordinate the assistance required with the Executive's other business and personal commitments and the Executive shall likewise make reasonable efforts to accommodate Company's needs and time considerations.

	(e)	Executive acknowledges that money
damages would not be sufficient remedy for any breach of this Section 12 by the Executive, and Company shall be entitled to enforce the provisions of this Section 12 by terminating any payments then owing to the Executive under this Agreement and/or entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 12, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from the Executive and the Executive's agents involved in such breach.

          13.  Non-Competition and Non-Solicitation
Obligations.

	(a)  As part of the consideration for the
compensation and benefits to be paid to the Executive hereunder, to protect the trade secrets and confidential information of
Company or its subsidiaries or affiliates or their customers or clients that have been and will in the future be disclosed or entrusted to the Executive, the business goodwill of Company or its subsidiaries or affiliates that has been and will in the future be developed in the Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to the Executive by Company or its subsidiaries or affiliates; and as an additional incentive for Company to enter into this Agreement, the Executive agrees to the non-competition and non-solicitation obligations hereunder: the Executive shall not, anywhere in the United States or any other country in which Company is offering financial services, directly or indirectly for the Executive or for others (i) during the term of the Executive's employment, compete in any manner with Company or any subsidiary or affiliate of Company by whom the Executive is employed at any time, (ii) solicit or attempt to convert to other financial services companies providing the same or similar products or services provided by Company, any customers or policyholders of Company or its subsidiaries or affiliates; or (iii) solicit for employment or employ any employee of Company. The obligations under clauses (i),
(ii) and (iii) of the immediately preceding sentence shall extend throughout the
Executive's period of employment hereunder and, unless the Executive's termination of employ-ment is by the Company without Cause or by the Executive with Good Reason or occurs after a Change in Control (as defined in the Executive's Severance Agreement), for a period of three (3) years following termination of the employment relationship;
provided, however, that, if such termination shall have been preceded by the Company's having given notice not to extend the Term of this Agreement, such three-year period shall be reduced (but not to less than one year) by the period of the Executive's continued employment subsequent to the giving of such notice.

	(b)	Executive understands that the
foregoing restrictions may limit the
Executive's ability to engage in certain businesses in the areas specified above during the period provided for above, but acknowledges that the Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 13 by the Executive, and Company shall be entitled to enforce the provisions of this Section 13 by terminating any payments then owing to the Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 13, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery cf damages from the Executive and the Executive's agents involved in such breach.

	(c)	It is expressly understood and agreed
that Company and the Executive consider the restrictions contained in this Section 13 to be reasonable and necessary to protect the trade secrets and confidential information of Company or its subsidiaries or affiliates, the business goodwill of Company or its subsidiaries or affiliates developed in the Executive, and/or the business opportunities disclosed or entrusted to the Executive by Company or its subsidiaries or affiliates. Nevertheless, if any of the aforesaid restrictions are found to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified so as to be reasonable and enforceable and, as so modified, to be fully enforced.

	(d) These duties and obligations of the
Executive specified in this Section 13 are not exclusive. Executive owes Company the duties and obligations agreed to elsewhere in this Agreement and as are imposed by the law, e.g., the duty to refrain from tortiously interfering with Company's contractual and business relationships with others.

          14.  Indemnification and Liability
Insurance. The Company shall indemnify the Executive to the full extent authorized by law and the Charter and By-Laws of the Company, as applicable, for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of the Executive's duties hereunder. The Executive shall be insured under the Company's directors' and officers' liability insurance policy as in effect from time to time. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 14.

          15.  Successors; Binding Agreement.

	(a) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

	(b) This Agreement shall inure to the
benefit of and be enforceable by the
Executive's personal or legal
representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, each such amount, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

          16.  Notices. For the purpose of this
Agreement, notices and all other
communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

               To the Company:

               American General Corporation
               2929 Allen Parkway
               Houston, Texas 77019
               Attention: General Counsel

          17.  Miscellaneous. No provision of
this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.
No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, including, without limitation, any employment memorandum, memorandum of understanding, or severance arrangements (other than the Severance
Agreement). Captions and Section headings in this Agreement are provided merely for convenience and shall not affect the interpretation of any of the provisions herein. The validity, interpretation, construction and performance of this
Agreement shall be governed by the laws of the State of Texas. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Section 8 hereof) shall survive such expiration.

          18.  Validity. The invalidity or
unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          19.  Counterparts. This Agreement may be
executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          20.  Settlement of Disputes; Arbitration.

	(a) All claims by the Executive for
benefits under this Agreement shall be
directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Executive's claim has been denied.

	(b)	Except for equitable relief as
specified in Section 20(f) hereof and except for the Executive's claim under any Company benefit or compensation plans, programs, arrangements or awards (whether heretofore or hereafter established) which have a claim or dispute resolution procedure specifically applicable thereto, any dispute or controversy which is not resolved by agreement pursuant to Section 20(a) hereof, including all claims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement involving the Executive, the Company, and/or their respective representatives, even though some or all of such claims allegedly are extra-contractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Employment Dispute Resolution Rules then in effect with the American Arbitration
Association. The arbitration proceeding
shall be conducted in Houston, Texas. This agreement to arbitrate shall be enforceable in either federal or state court.

	(c) The enforcement of this agreement to arbitrate and all procedural aspects of this agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the issues subject to arbitration
(i.e., arbitrability), the scope of the
arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal
Arbitration Act and shall be decided by the arbitrators. In deciding the substance of any such claims, the arbitrators shall apply the substantive laws of the State of Texas
(excluding Texas choice-of-law principles that might call for the application of some other state's law); provided, however, it is expressly agreed that the arbitrators shall have no authority to award treble, exemplary, or punitive damages under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary, or punitive damages in connection with any such claims.

	(d) The arbitration may be initiated by
any party by providing to the other parties a written notice of arbitration specifying the claims. Within thirty (30) days of the notice of initiation of the arbitration procedure, (1) the Executive shall denominate one arbitrator and (2) the Company shall denominate one arbitrator. The two arbitrators shall select a third arbitrator failing agreement on which within sixty (60) days of the original notice, either the Executive or the Company shall apply to the Senior Active United States
District Judge for the Southern District of
Texas, who shall appoint a third arbitrator.
While the third arbitrator shall be neutral, the two party-appointed arbitrators are not required to be neutral and it shall not be grounds for removal of either of the two party-appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the party that appointed such arbitrator. Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator.

	(e) The three arbitrators shall by
majority vote resolve all disputes between the parties. There shall be no transcript of the hearing before the arbitrators. The arbitrators' decision shall be in writing, but shall be as brief as possible. The arbitrators shall not assign the reasons for their decision. The arbitrators shall certify in their award that they have faithfully applied the terms and conditions of this Agreement and that no part of their award includes any amount for exemplary or punitive damages. All proceedings conducted hereunder and the decision of the arbitrators shall be kept confidential by the parties, e.g., the arbitrators' award shall not be released to the press or published in any of the various arbitration reporters. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction.

	(f) Notwithstanding any provision of this Agreement to the contrary, (i) in the event of a breach or threatened breach by the Executive of any of the covenants set forth in Section 12 or 13 hereof, the Company shall be entitled to seek equitable relief, including an injunction, in any court of proper jurisdic-tion to maintain the status quo pending the resolution of the dispute by binding arbitration as provided above, and (ii) the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. With respect to any such action, the Executive and the Company hereby irrevocably submit to the non-exclusive jurisdiction of any Federal or State court sitting in the City of Houston, Texas, and agree that process in any such action shall be valid and effective for all purposes if served upon the respective party in accordance with the notice provisions of
Section 16 hereof.

          21.  Definitions. For purposes of this
Agreement, the following terms shall have the meanings indicated below:

	(a) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under
Section 12 of the Exchange Act.

	(b) "Average Annual Bonus" shall mean the average annual bonus earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in which the Executive participated in respect of any of the two calendar years ending immediately prior to the calendar year in which occurs the Date of Termination; provided, however, that if only one bonus is earned by the Executive in the applicable two-year period, such bonus shall be deemed to be the Average
Annual Bonus.

	(c)	"Board" shall mean the Board of
Directors of the Company.

	(d)  "Cause" for termination by the
Company of the Executive's employment shall mean only the following actions or inactions by the Executive: (i) a willful material misrepresentation pertaining to the business or property of the Company or its Affiliates, (ii) misappropriation of a material aspect of the business or property of the Company or its Affiliates, (iii) willfully causing material damage to the property or business of the Company or its Affiliates, (iv) willful gross neglect to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), (v) willful gross misconduct result-ing in demonstrable and material economic harm to the Company or its Affiliates,(vi) conviction of the Executive for the commission of a felony involving moral turpitude or involving some aspect of the business or property of the Company or its Affiliates, or (vii) use of alcohol or drugs which interferes with the performance of the Executive's duties.

	(e) "Code" shall mean the Internal Revenue
Code of 1986, as amended from time to time.

	(f) "Committee" shall mean the Personnel
Committee of the Board.

	(g) "Company" shall mean American General
Corporation, a Texas corporation and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

	(h) "Date of Termination" shall have the meaning set forth in Section 7(f) hereof.

	(i) "Disability" shall be deemed the
reason for the termination by the Company of the Executive's employment, if, (i) as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, (ii) a physician agreed upon by the Executive (or the Executive's legal representative) and the Company (or, if the parties hereto are unable to agree upon a single physician, a third physician agreed upon by two physicians, each of whom has been selected by either the Executive
(or the Executive's legal representative) or the Company) shall have determined that the Executive will be incapable, due to physical or mental illness, of substantially performing the Executive's duties and responsibilities under this Agreement for the remainder of the Term, (iii) the Company shall have given the Executive a Notice of Termination for Disability, and (iv) within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

	(j) "Employment Period" shall mean the
period (which in no event shall extend
beyond the expiration of the Term and may end earlier pursuant to Section 3(b) hereof) during which Executive has an obligation to render services hereunder, as described in
Section 4 hereof.

	(k) "Exchange Act" shall mean the
Securities Exchange Act of 1934, as amended from time to time.

	(l) "Executive" shall mean the individual named in the first paragraph of this Agreement.

	(m) "Good Reason" for termination by
the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V), (VI), (VII) or (VIII) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

          	(I) a substantial adverse alteration
          in the nature or status of the Executive's responsibilities from those in effect immediately prior to the date hereof;

          	(II) a reduction by the Company in the
          Executive's Base Salary;

          	(III) the failure by the Company to pay
          to the Executive any portion of the
          Executive's current compensation, or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

          	(IV) except for any changes required by
          applicable law, the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the date hereof which is material to the Executive's total compensation, including but not limited to the Company's Performance-Based Plan for
          Executive Officers, Supplemental Thrift
          Plan, Restoration of Retirement Income

	    Plan, and 1997 Stock and Incentive Plan, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive's participation relative to other participants, as existed immediately prior to the date hereof;

          	(V) except for any changes required by
          applicable law, the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the date hereof, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive as of the date hereof, or the failure by the Company to provide the Executive with at least the number of annual paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect on the date hereof; notwithstanding the foregoing provisions of this Section
          21(m)(V), it shall not constitute Good
          Reason that the Executive's benefits under the Company's general medical, health and accident plans are no longer substantially similar to the benefits enjoyed by the Executive immediately prior to the date hereof, unless the changes in such benefits constitute a material adverse alteration thereof;

          	(VI) any purported termination of the
          Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 7(e) hereof; for purposes of this Agreement, no such
	    purported termination shall be
          effective, except as provided in Section
          3(b) hereof; or

          	(VII) the Company's breach of a material term or condition of the Agreement.

          It shall also constitute Good
Reason for termination by the Executive of the Executive's employment if:

     (X)if, at any time during the Term
     hereof (whether or not a Change in
     Control shall have occurred), Robert M.
     Devlin is not serving as Chief
     Executive Officer of the Company (or,
     if a merger, consolidation or share
     exchange by the Company (or a Company
     subsidiary) with another corporation
     shall have occurred, as Chief Executive
     Officer or second-in-command of the
     Company), and

     (Y)  (i) there is a material diminution
          in the duties, responsibilities or
          title of the Executive,

          (ii) a substantial adverse
          alteration is made in the nature
          or status of the Executive's
          responsibilities from those in
          effect immediately prior to Robert
          M. Devlin's ceasing to so serve,

          (iii) the Company relocates the
          Executive's principal place of
          employment to a location more than
          fifty (50) miles from the
          Executive's principal place of
          employment immediately prior to
          Robert M. Devlin's ceasing to so
          serve, or

          (iv) the Company requires the
          Executive to be based anywhere
          other than such principal place of
          employment (or permitted
          relocation thereof) except for
          required travel on the Company's
          business to an extent
          substantially consistent with the
          Executive's present business
          travel obligations.

          The Executive's right to terminate
the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good
Reason hereunder.

	(n) "Notice of Termination" shall have the meaning set forth in Section 7(e) hereof.

	(o) "Pension Plans" shall mean all tax-
qualified and non-qualified supplemental or excess benefit pension plans maintained by the Company and any other plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.

	(p) "Severance Agreement" shall mean the Change in Control Severance Agreement (if any) in effect between the Executive and the Company from time to time, as amended from time to time.

	(q) "Term" shall mean the period of time described in Section 3 hereof (including any extension, continuation or termination described therein).


American General Corporation



By:___________________________
Name: Robert M. Devlin
Title: Chairman and Chief Executive Officer



______________________________
Executive



Address:

______________________________

______________________________

______________________________
(Please print carefully)